Exhibit 99.1

New Media Announces Second Quarter 2016 Results and Dividend of $0.33 per Common Share;

Announces the Acquisition of the Fayetteville Publishing Company

NEW YORK, N.Y. July 28, 2016 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM), one of the largest publishers of locally based print and online media in the United States as measured by number of publications, today reported its financial results for the second quarter ended June 26, 2016.

Second Quarter 2016 Financial Summary

•	New Media declares a cash dividend of $0.33 per common share

•	Total revenues of $314.8 million, an increase of 5.1% to prior year, and a decrease of 3.2% on a same store basis, the fourth consecutive quarter of improving same store revenue trends

•	Digital revenue of $31.2 million, an increase of 6.7% to prior year on a same store basis

•	Operating income of $16.7 million

•	Net income of $9.4 million

•	As Adjusted EBITDA of $40.1 million*

•	Free cash flow of $29.1 million*

•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, of $100.7 million

Second Quarter 2016 & Subsequent Business Highlights

•	Acquired substantially all of the assets of Journal Multimedia, a multi-title publishing, events, media, and research company for $18.0 million in cash in Q2

•	Reached an agreement to acquire substantially all of the assets of the family-owned Fayetteville Publishing Company for $18.0 million in cash, which is expected to close in Q3

•	The Columbus Dispatch was named the Best Daily Newspaper in Ohio’s Best Journalism contest

Summary of Second Quarter 2016 Results
($ in million)
GAAP Reporting
Revenues	$314.8
Operating income	$16.7
Net income	$9.4
Non-GAAP Reporting*
As Adjusted EBITDA	$40.1
Free cash flow	$29.1

*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.

Michael E. Reed, New Media President and Chief Executive Officer, commented, “I’m excited to announce that our second quarter results mark the fourth consecutive quarter of improving same store revenue trends, increasing nearly 200 basis points sequentially. Over the last several quarters, New Media has been committed to investing in both print and digital initiatives to drive its topline, and the improvement in our Q2 revenue trend indicates that we are building momentum towards achieving organic revenue growth by year-end 2017.

“I’m also pleased to announce that subsequent to the quarter, New Media reached an agreement to acquire substantially all of the assets of the family-owned Fayetteville Publishing Company for $18.0 million in cash and importantly, this acquisition met all of our stated operational and financial criteria. The Fayetteville Observer (“the Observer”), is the flagship newspaper of the Fayetteville Publishing Company, and has a long history as the dominant source of local news and information in Cumberland County, NC. First established in 1816, the Observer is the oldest newspaper still being published in North Carolina, and today has a daily and Sunday circulation of approximately 36,000 and 45,000, respectively.

“Over the years, the Fayetteville Publishing Company has been able to grow its array of products and services while continuing to maintain its community roots and produce award-winning journalism. We are honored the extended Lilly family entrusted New Media to carry on its tradition of providing quality news coverage and editorial content, and we are excited to welcome the Observer’s employees and community into our growing company.

“Given the out of favor and fragmented nature of the local media market, we believe there continues to be a compelling opportunity for New Media to acquire great assets at attractive valuations within this sector. With our print and digital initiatives contributing to our improving revenue trend, identified expense savings to be realized over the second half of the year, a strong and growing pipeline of potential acquisitions, and significant recurring cash flow from our core newspaper business, New Media remains well positioned to create substantial value for our shareholders.”

New Media anticipates the acquisition of the Fayetteville Publishing Company will close in the third quarter of 2016 subject to customary closing conditions; however, there can be no assurance as to the timing or the occurrence of the closing.

Second Quarter 2016 Financial Results

New Media recorded total revenues of $314.8 million for the quarter, an increase of 5.1% when compared to the prior year, and a decrease of 3.2% on a same store basis. Q2 represents the fourth consecutive quarter of improving same store revenue trends, or a near 200 basis point trend improvement vs. last quarter. Total Print Advertising revenue decreased 10.2% on a same store basis primarily driven by anticipated softness in Preprints, Local Print Advertising, and Classified Print which decreased 11.2%, 10.8%, and 7.8% respectively.

Digital, our consistently growing revenue category, increased 6.7% on a same store basis to $31.2 million for the quarter. The primary driver of our strong revenue performance was our digital marketing services platform, Propel Marketing, which generated $12.0 million this quarter, an increase of 53.0% to prior year on a same store basis.

Circulation, our largest individual revenue category, performed strongly and increased 2.0%, on a same store basis, driven by promotions and redesigns to our newspapers and websites that have improved the consumer and advertiser experience. Lastly, Commercial Print and Other revenue increased 11.2% to prior year, on a same store basis, driven by strong commercial print and distribution performance, as well as the benefit from new business initiatives, such as events revenue.

Operating income of $16.7 million decreased $2.8 million to prior year, and net income of $9.4 million decreased $1.8 million to prior year.

As Adjusted EBITDA of $40.1 million was negatively impacted by $2.0 million of larger than expected healthcare claims in the second quarter that we do not believe to be recurring, and $1.2 million of new expenses tied to revenue growth initiatives that we believe will benefit future quarters. To compensate for these, the Company has identified and implemented incremental expense savings to be realized over the second half of the year.

Similar to As Adjusted EBITDA, free cash flow of $29.1 million was negatively impacted by the same expenses in the second quarter. We do not expect this additional $3.2 million in expenses to be present in the second half of the year.

Second Quarter 2016 Dividend

New Media’s Board of Directors declared a second quarter 2016 cash dividend of $0.33 per share of common stock. The dividend is payable on August 18, 2016 to shareholders of record as of the close of business on August 10, 2016.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com and the Company’s Quarterly Report on Form 10-Q, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call

New Media’s management will host a conference call on Thursday, July 28, 2016 at 11:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-877-601-8827 (from within the U.S.) or 1-918-534-8645 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media Second Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, August 11, 2016 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “46153141.”

About New Media Investment Group Inc.

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing businesses. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 125 daily publications. As of June 26, 2016, the Company operates in 530 markets across 36 states. New Media’s portfolio of products, as of June 26, 2016, include 630 business and community publications and 530 websites, serve more than 200,000 business advertising accounts, and reach 20 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Same Store Results

Same store results take into account material acquisitions and divestitures of the company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period. The results of several acquisitions (“tuck-in acquisitions”) were funded from the Company’s available cash and not considered material.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, and free cash flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization, and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, merger and acquisition related costs, integration and reorganization costs, gain/loss on sale or disposal of assets, non-cash items such as non-cash compensation, and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines free cash flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid, and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, and free cash flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on the Company’s day-to-day operations; and

•	Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance.

We use Adjusted EBITDA, As Adjusted EBITDA, and free cash flow as measures of our deployed revenue generating assets between periods on a consistent basis. We believe As Adjusted EBITDA and free cash flow measure our financial performance and help identify operational factors that management can impact in the short term, mainly our operating cost structure and expenses. We exclude mergers and acquisition, transaction, and project related costs such as diligence activities and new financing related costs because they represent costs unrelated to the day-to-day operating performance of the business that management can impact in the short term. We consider the loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding pursuing and completing future acquisitions and strategic opportunities, the availability of such opportunities, the ability to source and identify such opportunities and the benefits associated with such opportunities, expected revenue trends and our ability to continue to grow our dividend and deliver shareholder returns, our ability to leverage our scale to lower expenses, our ability to identify, implement and realize expense savings, growing our digital services business and revenues, and improving revenue trends driven by investments in digital and print initiatives. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in advertising and circulation revenues exceeding what we have seen in the past 12 months, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Sara Yakin, Investor Relations

ir@newmediainv.com

(212) 479-3160

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	June 26, 2016	December 27, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$60,689	$146,638
Restricted cash	3,200	6,967
Accounts receivable, net of allowance for doubtful accounts of $4,810 and $4,479 at June 26, 2016 and December 27, 2015, respectively	125,566	136,249
Inventory	17,033	15,744
Prepaid expenses	19,307	14,549
Other current assets	18,286	11,763

Total current assets	244,081	331,910
Property, plant, and equipment, net of accumulated depreciation of $107,745 and $85,038 at June 26, 2016 and December 27, 2015, respectively	371,718	384,824
Goodwill	214,270	171,119
Intangible assets, net of accumulated amortization of $32,797 and $23,122 at June 26, 2016 and December 27, 2015, respectively	350,830	303,575
Other assets	7,926	5,692

Total assets	$1,188,825	$1,197,120

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$13,509	$3,509
Accounts payable	11,395	9,571
Accrued expenses	74,759	100,173
Deferred revenue	72,798	62,294

Total current liabilities	172,461	175,547
Long-term liabilities:
Long-term debt	340,100	350,266
Long-term liabilities, less current portion	11,819	9,192
Deferred income taxes	5,121	3,988
Pension and other postretirement benefit obligations	26,359	11,054

Total liabilities	555,860	550,047

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized at June 26, 2016 and December 27, 2015; 44,911,003 and 44,710,497 issued, at June 26, 2016 and December 27, 2015, respectively	445	445
Additional paid-in capital	606,495	605,033
Accumulated other comprehensive loss	(3,117)	(3,158)
Retained earnings	29,495	44,753
Treasury stock, at cost, 30,422 and 0 shares at June 26, 2016 and December 27, 2015, respectively	(353)	—

Total stockholders’ equity	632,965	647,073

Total liabilities and stockholders’ equity	$1,188,825	$1,197,120

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive Income

(In thousands, except per share data)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Revenues:
Advertising	$174,153	$177,344	$337,791	$321,140
Circulation	104,094	91,763	207,971	172,814
Commercial printing and other	36,583	30,386	69,172	56,156

Total revenues	314,830	299,493	614,934	550,110
Operating costs and expenses:
Operating costs	172,557	160,360	347,010	301,073
Selling, general, and administrative	106,029	99,667	206,113	188,797
Depreciation and amortization	17,258	17,387	33,349	33,088
Integration and reorganization costs	1,409	1,656	2,335	3,583
Loss on sale or disposal of assets	831	925	2,351	1,470

Operating income	16,746	19,498	23,776	22,099
Interest expense	7,524	7,623	14,878	16,615
Other income	(90)	(19)	(254)	(18)

Income before income taxes	9,312	11,894	9,152	5,502
Income tax (benefit) expense	(71)	699	(5,198)	373

Net income	9,383	11,195	14,350	5,129

Income per share:
Basic:
Net income	$0.21	$0.25	$0.32	$0.12
Diluted:
Net income	$0.21	$0.25	$0.32	$0.12
Dividends declared per share	$0.33	$0.33	$0.66	$0.63
Comprehensive income	$9,400	$11,218	$14,391	$5,175

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six months ended	Six months ended
	June 26, 2016	June 28, 2015
Cash flows from operating activities:
Net income	$14,350	$5,129
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,349	33,088
Non-cash compensation expense	1,237	515
Non-cash interest expense	1,392	1,391
Deferred income taxes	(5,527)	299
Loss on sale or disposal of assets	2,351	1,470
Pension and other postretirement benefit obligations	(973)	(657)
Changes in assets and liabilities:
Accounts receivable, net	20,494	6,467
Inventory	(1,166)	713
Prepaid expenses	(3,087)	(172)
Other assets	(2,763)	(1,301)
Accounts payable	(1,164)	(12,237)
Accrued expenses	(28,693)	17,260
Deferred revenue	268	(2,111)
Other long-term liabilities	756	1,333

Net cash provided by operating activities	30,824	51,187

Cash flows from investing activities:
Purchases of property, plant, and equipment	(5,443)	(3,886)
Proceeds from sale of publications and other assets	3,076	717
Acquisitions, net of cash acquired	(82,819)	(425,534)

Net cash used in investing activities	(85,186)	(428,703)

Cash flows from financing activities:
Payment of debt issuance costs	—	(525)
Borrowings under term loans	—	122,872
Borrowings under revolving credit facility	—	84,000
Repayments under term loans	(1,755)	(1,381)
Repayments under revolving credit facility	—	(60,000)
Payment of offering costs	—	(1,343)
Issuance of common stock, net of underwriter’s discount	—	150,866
Purchase of treasury stock	(353)	—
Payment of dividends	(29,479)	(28,008)

Net cash (used in) provided by financing activities	(31,587)	266,481

Net decrease in cash and cash equivalents	(85,949)	(111,035)
Cash and cash equivalents at beginning of period	146,638	123,709

Cash and cash equivalents at end of period	$60,689	$12,674

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands, except share and per share data)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Net income	$9,383	$11,195	$14,350	$5,129
Income tax (benefit) expense	(71)	699	(5,198)	373
Interest expense	7,524	7,623	14,878	16,615
Depreciation and amortization	17,258	17,387	33,349	33,088

Adjusted EBITDA from continuing operations	34,094	36,904	57,379	55,205
Non-cash compensation and other expense	3,750	2,904	7,113	7,406
Integration and reorganization costs	1,409	1,656	2,335	3,583
Loss on sale or disposal of assets	831	925	2,351	1,470

As Adjusted EBITDA	40,084	42,389	69,178	67,664
Interest paid	(6,696)	(6,675)	(13,469)	(10,802)
Net capital expenditures	(2,855)	(2,194)	(5,443)	(3,886)
Pension payments	(913)	(328)	(973)	(657)
Cash taxes(1)	(549)	(83)	(1,604)	(263)

Free Cash Flow	29,071	33,109	47,689	52,056

Basic weighted average shares outstanding	44,528,457	44,465,646	44,505,991	43,612,661
Diluted weighted average shares outstanding	44,912,694	44,877,752	44,890,922	44,068,851

(1)	Cash paid, net of refunds.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store Revenues

(In thousands)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Total revenues from continuing operations	$314,830	$299,493	$614,934	$550,110
Revenue adjustment for material acquisitions(1)	—	25,815	—	91,401

Same Store Revenues	$314,830	$325,308	$614,934	$641,511

(1)	Material acquisitions include Halifax, Stephens (less Las Vegas), Columbus, Dolan, and Erie.